Exhibit 19 (a)(2)

Global Proxy Voting Policy	Proxy Voting Standards for Japanese Companies
November 1, 2021	November 1, 2025
Nomura Asset Management	Nomura Asset Management
This Policy applies to resolutions to be proposed at shareholders’ meetings which are held on or after November 1, 2021.	These Proxy Voting Standards apply to resolutions to be proposed at shareholders’ meetings which are held on or after November 1, 2025.
This Policy applies for investee companies globally.	Based on the “Global Proxy Voting Policy,” these Proxy Voting Standards define the proxy voting standards required specifically for investee companies that are listed in Japan.
1. Policy for Proxy Voting	Companies are expected to provide general shareholders with a thorough and easy-to-understand explanation in their business reports, reference documents for shareholders’ meetings and other materials to allow them to make proper judgments on the exercise of their voting rights with sufficient understanding of the contents of respective issues and management status.

NOMURA ASSET MANAGEMENT (“we” hereafter) has the fiduciary duty (a duty to manage our business activities in the best interest of our clients) to do our best to enhance returns for our clients as an investment manager. To fulfill our duties as well as our role, we will encourage investee companies to realize appropriate management practices (including initiatives directed at ESG issues) and thereby encourage them to enhance corporate value and achieve sustainable growth by engaging with them and exercising our proxy voting rights in a proper manner based on this Policy we have established. We also encourage investee companies to operate their businesses in the best interests of their shareholders over the long term through our proper proxy voting activity.

(Note) ESG refers to environment, social and corporate governance. We place emphasis on ESG issues, as they need to be considered in the context of corporate social responsibility and sustainability.

2. Proxy Voting Guidelines

When exercising proxy voting rights, we will vote for resolutions that are deemed to enhance shareholder value, while voting against those that are deemed harmful to shareholder value. We do not exercise our proxy voting rights solely as a means to address specific social or political issues, irrespective of the investment returns of the company.

When making a judgment on the exercise of proxy voting rights, we regard any misconduct, violation of laws and regulations and rules of stock exchanges, or any

NOMURA ASSET MANAGEMENT	1

act that is deemed questionable in view of initiatives directed at ESG issues or social norms, as being harmful to shareholder value.

We closely examine voting resolutions that meet one or more of the conditions listed below. Where we believe that a specific resolution is not in the best interest of shareholders, we will, in principle, decide to vote against the resolution.

(1) The company continuously reports sluggish business performance. Sluggish business performance indicators that are considered when judging the exercise of proxy voting rights, include performance that leads to a significant decline in the investment returns of the company, such as recording a deficit for three consecutive years. Business performance is based on consolidated accounts. However, if consolidated accounts are not reported, business performance is based on non-consolidated accounts. (The same shall apply hereafter.)

(2) The company accumulates a large amount of excess funds that are deemed not to be used effectively and/or are not distributed to shareholders adequately.
(3) The company’s disclosure is considered inadequate and harmful to shareholder value.
(4) The auditor’s opinion on the issuer is qualified.

(5)The composition and/or size of the company’s board of directors, or the composition and/or size of its board of statutory auditors, audit committee or any other committee is deemed to be inadequate and may harm shareholder value.

(6) Extraordinary resolutions that are deemed highly likely to harm shareholder value.

3. Positions on Specific Issues
(1) Election of Directors	1. Election of Directors

The board of directors is expected to consist of a diverse range of persons who are qualified for the position with sufficient skills and experience and the capability to supervise the execution of the business on behalf of shareholders.

If the company is found to have engaged in any activity that is materially harmful to shareholder value, or if the company’s business performance remains sluggish over a long period, or if any similar issue is found with regard to the company, we will in principle vote against the election of directors who are deemed to be responsible for such issues/activities. Also, if the investee company had been encouraged by us to address the inadequacy in its initiatives to realize appropriate management practices pointed out by us through engagement but failed to engage adequately in initiatives and is not expected to make improvements, and if this is deemed to be hindering, or highly likely to hinder in the medium/long run, the

The board of directors is expected to function as a monitoring board whose main role and responsibility is to supervise management execution. These Proxy Voting Standards set forth below the minimum requirements that a monitoring board should satisfy and define the board of directors of a company as a monitoring board if the company satisfies all these requirements:

① The number of directors is 5 or more, but less than 20;

② Outside directors who satisfy all the independence requirements provided for in (8) account for the majority of the board of directors;

③ A statutory or voluntary nomination/remuneration committee chaired by an outside director has been established, and outside directors account for the majority of it;

NOMURA ASSET MANAGEMENT	2

enhancement of corporate value and sustainable growth, we will in principle vote against the election of directors who are deemed to be responsible for such inadequacy.

In principle, we vote for the election of outside directors. However, we pay special attention to the directors’ qualifications, such as their independence. We determine the independence of the outside directors from a comprehensive perspective on whether they are representatives of major shareholders, have received a large amount of income other than executive remuneration from the company in question, and are related to other executive members.

The number of directors should be adequate and appropriate considering the nature of the company’s business and its scale.

④ Female directors account for at least 15% of directors;

⑤ The company has not introduced an anti-takeover measure;

⑥ The company does not hold an excessive amount of strategically held stocks (Note);

⑦ In the case of a company with a board of auditors, the term of office of a director is one year; and

⑧ If there is a controlling shareholder, the board of directors is chaired by an outside director.

(Note) “Does not hold an excessive number of strategically held stocks” means strategically held stocks held by a company account for less than 25% of its net assets if the company is a financial institution and 10% of its invested capital if the company is a company other than a financial institution. In this context, the term “financial institution” is defined as a company that falls under “Banks,” “Securities and Commodities Futures,” “Insurance,” or “Other Financing Business” in the 33 industry sectors defined by the TSE, the term “strategically held stocks” is defined as shares held not solely for investment purposes as per the annual securities report for the previous fiscal year, and the term “invested capital” is defined as the total amount of net assets and interest-bearing debt stated in the consolidated financial statements (or non-consolidated financial statements if consolidated financial statements are not prepared) presented in the same annual securities report.

We also prescribe the following definitions concerning governance on nomination and remuneration, which is particularly important in the supervision of management execution:

“Effective governance on nomination is established” means a situation in which a statutory or voluntary nomination committee has been established, and outside directors constitute a majority of its members. However, for shareholders’ meetings held in or before October 2026, the latter condition above shall be replaced with “its members include two or more outside directors, and the number of inside directors among the members is fewer than the number of outside directors among the members.”

“Effective governance on remuneration is established” means a situation in which a statutory or voluntary remuneration committee has been established, and outside directors constitute a majority of its members. However, for shareholders’ meetings held in or before October 2026, the latter condition above shall be replaced with

NOMURA ASSET MANAGEMENT	3

“its members include two or more outside directors, and the number of inside directors among the members is fewer than the number of outside directors among the members.”

(1) If the company is found to have engaged in any activity that is materially harmful to shareholder value and if an individual person is found to be responsible for such activity, we will vote against the election of the relevant person as a director.

When making a judgment on the exercise of proxy voting rights, we regard any misconduct, violation of laws and regulations and rules of stock exchanges, or any act that is deemed questionable in view of initiatives directed at ESG issues or social norms, as being harmful to shareholder value.

(Note) ESG refers to environment, social and corporate governance. We place emphasis on ESG issues, as these need to be addressed in the context of corporate social responsibility and sustainability.

(2) If the investee company had been encouraged by us to address the inadequacy in its initiatives to realize appropriate management practices (including initiatives directed at ESG issues) pointed out by us through engagement but failed to engage adequately in initiatives and is not expected to make improvements, and if this is deemed to be hindering, or highly likely to hinder in the medium/long run, the enhancement of corporate value and sustainable growth, the matter will be escalated to the exercise of voting rights, and we will in principle vote against the re-election of a director who has been in the position of chairperson and president, etc.

In these Proxy Voting Standards, “chairperson and president, etc.” refers to the chairperson, president, bank president, chief executive officer (CEO), and any person who assumes a position equivalent thereto.

(3) In particular, we expect those companies whose stocks are constituents of TOPIX 100 to become role models for other Japanese companies by actively working to realize “appropriate management practices. ”We will in principle vote against the re-election of a director who has been in the position of chairperson and president, etc., if we determine that the following efforts on sustainability issues in particular are clearly insufficient:

① Information disclosure that integrates ESG issues: To disclose information in appropriate media, including integrated report, in accordance with

NOMURA ASSET MANAGEMENT	4

internationally accepted standards and to obtain third party assurances for numerical data as much as possible;

② Climate change: To set medium- to long-term net-zero targets for GHG emissions and obtain SBT certification and to clarify governance, strategy, risk management, metrics & targets concerning the climate change issue;

③ Gender diversity: To disclose of the ratio of women in managerial position and to set and disclose medium- to long-term targets to increase the ratio; and

④ Outside directors with effective skills: To disclose a skills matrix of directors in materials for shareholders’ meeting to indicate that outside directors have relevant skills and experience, including those in the areas of management, finance, and ESG.

(4) If the return on equity (ROE) of the company in question has been below the prescribed minimum level for the most recent 3 consecutive fiscal years, except in cases where the board of directors is a monitoring board and efforts for management improvement have been demonstrated, we will in principle vote against the re-election of a director who has been in the position of chairperson and president, etc., for the most recent 3 or more consecutive fiscal years. However, this provision does not apply to a company which has not been listed for 5 years as of the last day of the most recent fiscal year.

In these Proxy Voting Standards, financial data principally refers to data published on a consolidated basis. If no financial data on a consolidated basis has been published, the data on a non-consolidated basis shall be used (the same applies hereinafter).

The “minimum level” of ROE shall be as follows:

・ In the case of a cash-rich company, the minimum level shall be the lower of 8% and the 50th percentile of the industry.

・ In the case of a non-cash-rich company, the minimum level shall be the lower of 5% and the 33rd percentile of the industry.

A “cash-rich company” is a company that satisfies all the criteria listed in ①, ②, and ③ below for the most recent 2 consecutive fiscal years:

① Shareholders’ equity ratio > 50%

② Net financial assets / Sales > 30%

NOMURA ASSET MANAGEMENT	5

③ Net financial assets / Total assets > 30%

(Note) Net financial assets = Cash and deposits + Long- or short-term securities and deposits paid – Interest-bearing liabilities (excluding long- and short-term securities and deposits paid for financial institution).

“50th percentile and 33rd percentile of the industry” is obtained from listed companies that are constituents of TOPIX (Tokyo Stock Price Index), and is based on the 33 industrial classifications of the Tokyo Stock Exchange. If the calculated value is below 0%, it is 0%. The phrase “cases where... efforts for management improvement have been demonstrated” refers to any cases falling under either ① or

② below. However, both ① and ② exclude cases where the total of net profits reported during the most recent 3 consecutive fiscal years is a negative figure.

① Recurring profit (if no recurring profit is reported, pretax profit; hereinafter the same applies) for the last fiscal year or the net profit has increased compared with the previous fiscal year.

② Recurring profit for the last fiscal year or the net profit has increased compared with 3 fiscal years ago.

(5) In any of the following cases, we will in principle vote against the re-election of a director who has been in the position of chairperson and president, etc.:

① Unless the board of directors has satisfied all the requirements for a monitoring board (excluding requirements concerning strategically held stocks), strategically held stocks held by a financial institution account for more than 40% of its net assets or if strategically held stocks held by a company other than a financial institution account for more than 15% of its invested capital, or

② With regard to the appropriation of surpluses or the introduction or renewal of anti-takeover measures resolved by the board of directors, without being proposed at a shareholders’ meeting, it would have been reasonable for us to vote against said appropriation of surpluses measures or introduction or renewal of anti-takeover measures pursuant to these Proxy Voting Standards if such appropriation or introduction/renewal had been presented at the shareholders’ meeting.

(6) If any inappropriate information disclosure is made, if shareholder value decreases due to management, financial or capital strategies, or if any other conduct

NOMURA ASSET MANAGEMENT	6

that clearly damages shareholder value is committed, we will in principle vote against the election of a director who is found to be responsible for the conduct. If the disclosure of financial information is delayed and it becomes difficult to make a judgment on the exercise of proxy voting rights, it will be deemed that the information disclosure was inappropriate. It is desirable that necessary financial information is disclosed at least 1 month prior to the day of the shareholders’ meeting.

If a cash-rich company that has a parent company has extended a loan, etc. to the parent company or its group company as per the annual securities report for the previous fiscal year, the company’s shareholder value is determined to have decreased due to financial or capital strategies.

(7) If the number, the composition, or the term of office of directors falls under any of the following cases, we will in principle vote against the re-election of a director who has been in the position of chairperson and president, etc.:

① The number of directors is less than five or 20 or more;

② The number of outside directors is fewer than the minimum level.

The “minimum level” is in principle more than half the number of directors. In the case of a company without a controlling shareholder that has established effective governance on nomination, the “minimum level” is one third of the number of directors;

③The number of female directors is below the minimum level. The “minimum level” is in principle 10% of the number of directors; or

④ The director’s term of office is two years in a company with a board of auditors.

(8) In these Proxy Voting Standards, independence requirements are as listed below. We will in principle vote against the election of a candidate as an outside director if the candidate fails to satisfy any of the independence requirements.

① A person whose incumbency period is less than 12 years as at the close of the shareholders’ meeting;

② A person who is notified as an independent executive to the related stock exchange. It also includes someone who is stated in a business report or reference document for a shareholders’ meeting as a person expected to be nominated as an independent executive.; and

NOMURA ASSET MANAGEMENT	7

③ A person who never have served with any company which is a major shareholder of the company in question during the 3-year period immediately prior to the time he/she first assumed the position as an outside director. “Major shareholder” refers to a shareholder whose share holdings ratio listed in the “Top 10 Shareholders” list in the business report of the company in question for the most recent fiscal year is 10% or more; provided, however, that any person who is clearly likely to have a conflict of interest with general shareholders shall be regarded as a person who does not satisfy independence requirements.

Although a candidate to fill an outside director vacancy is not subject to the stock exchange notification as an independent director, we will request that a statement be included in the reference document for a shareholders’ meeting indicating whether the candidate is expected to be notified as an independent director when he/she assumes the office of director. The statement will allow us to confirm this point. If such a statement is not contained in the document, we consider that the candidate dose not satisfy independence requirements, and we will vote against the election of the candidate.

(9) If it is obvious that outside directors failed to fully fulfill their expected roles during the most recent fiscal year, we will in principle vote against the re-election.

“Expected roles of outside directors” refers to those described in Principle 4.7 of Japan’s Corporate Governance Code.

[Japan’s Corporate Governance Code Principle 4.7 Roles and Responsibilities of Independent Directors]

Companies should make effective use of independent directors, taking into consideration the expectations listed below with respect to their roles and responsibilities:

i) Provision of advice on business policies and business improvement based on their knowledge and experience with the aim to promote sustainable corporate growth and increase corporate value over the mid- to long-term;

ii) Monitoring of management through important decision-making at the board including the appointment and dismissal of senior management;

iii) Monitoring of conflicts of interest between the company and management or the controlling shareholders; and

iv) Appropriately representing the views of minority shareholders and other stakeholders in the boardroom from a standpoint independent of the management and controlling shareholders.

NOMURA ASSET MANAGEMENT	8

(10) In the case of an outside director who is expected to be re-elected, if the outside director’s ratio of attendance at the board of directors meetings held over the last fiscal year is less than 75%, we will in principle vote against the re-election. In the case of a person who is expected to be re-elected as an audit committee member for a company with a nominating committee, etc., we will in principle vote against the re-election if the person’s ratio of attendance at the audit committee meetings held over the last fiscal year is less than 75%; and in the case of a person who is expected to be re-elected as an audit and supervisory committee member for a company with an audit and supervisory committee, we will in principle vote against the re-election, if the person’s ratio of attendance at the audit and supervisory committee meetings held in the last fiscal year is less than 75%. If the person who is expected to be re-elected has been elected as an outside director mid-way through the last fiscal year, the ratio of attendance at the board of directors meetings, audit committee meetings, and audit and supervisory committee meetings referred to above will be calculated with respect to the board of directors meetings, audit committee meetings, and audit and supervisory committee meetings held after the election as an outside director in the last fiscal year. If there is no disclosure of information necessary for the calculation of the attendance ratio, we will in principle vote against the re-election.

(2) Election of Auditors	2. Election of Statutory Auditors

Auditors are expected to be qualified to audit the business on behalf of shareholders, and are also expected to function adequately for that purpose. Where the company is found to have engaged in any activity that is materially harmful to shareholder value or if any similar issue is found with regard to the company in question, and an auditor is found responsible for any part thereof, or is deemed to have failed to fully perform his/her duties, we will vote against the reelection of the auditor.

It is desirable that outside auditors are independent of management. It is not desirable to have a board of statutory auditors and an audit committee composed of outside auditors, all of whom lack independence. We determine the independence of the outside auditors from a comprehensive perspective on whether they are representatives of major shareholders, have received a large amount of income other than executive remuneration from the company in question, and are related to other executive members.

Where a reduction in the number of auditors is proposed, there should be proper justification for such a reduction.

(1) If the company is found to have engaged in any activity that is materially harmful to shareholder value, we will vote against the election of auditors who are deemed to be responsible for such activity.

(2) We will in principle vote against the election of a candidate as an outside auditor if the candidate fails to satisfy any of the independence requirements (as defined in (8) under “1. Election of Directors” above).

Although a candidate for outside auditor to fill a vacancy is not subject to notification requirements to the stock exchange as an independent auditor, we will request that that a statement be included in the reference document for a shareholders’ meeting indicating whether a candidate is expected to be notified as an independent auditor when he/she assumes the office of auditor. The statement will allow us to confirm this point. If such a statement is not contained in the document, we consider that the candidate does not satisfy independence requirements, and we will vote against the election of the candidate.

NOMURA ASSET MANAGEMENT	9

(3) In the case of a person who is expected to be re-elected as an outside auditor, we will in principle vote against the re-election, if either the person’s ratio of attendance at the board of directors meetings held during the last fiscal year (or, if the person was elected as an outside auditor in the middle of the last fiscal year, the board of directors meetings held after the election as an outside auditor during the last fiscal year), or the person’s ratio of attendance at the board of auditors meetings held during the last fiscal year (or, if the person was elected as an outside auditor in the middle of the last fiscal year, the board of auditors meeting held after the election as an outside auditor during the last fiscal year), is less than 75%. If there is no disclosure of information necessary for the calculation of the attendance ratio, we will in principle vote against the re-election.
(3) Election of Accounting Auditors	3. Election of Accounting Auditors

In principle, we will vote for the election of accounting auditors except where it is found that:

・The accounting auditor has an interest in the company and lacks independence.

・Excessive non-audit remuneration has been paid to the accounting auditor by the company.

・The accounting auditor has expressed inaccurate opinions on the company’s financial conditions.

In principle, we will vote for the election of an accounting firm as the company’s accounting auditor except where it is found that:

① The accounting firm has an interest in the company and lacks independence.

② Excessive non-audit remuneration has been paid to the accounting firm by the company.

③ The accounting firm has expressed inaccurate opinions on the company’s financial conditions.

(4) Executive Remuneration	4. Executive Remuneration

It is desirable that executive remuneration plans are reasonable and are aligned with the long-term performance of the company.

We vote against remuneration plans, if the company is found to have engaged in any activity that is materially harmful to shareholder value, or the amount of remuneration is inconsistent with or inequitable compared to the company’s overall financial condition, or plans are deemed to substantially harm shareholder value. In particular, we will vote against resolutions on executive bonuses when there is a significant decline in business performance, or when the bonus payment amount is found to be unreasonably large in relation to past achievements and the current financial conditions of the company, or as compared with other competitors.

In particular, we will vote against resolutions on offering company stocks (including stock options) when there is a significant decline in business performance, or when the value of stock remuneration is found to be unreasonably

(1) If effective governance on remuneration is not established, we will in principle vote against the resolution.
(2) If the company is found to have engaged in any activity that is materially harmful to shareholder value, or in the case of a company whose board of directors is not a monitoring board, the ROE is below 5% for the most recent 3 consecutive fiscal years, we will in principle vote against an increase of executive remuneration and the payment of executive bonuses, unless a satisfactory explanation is made.
(3) We will in principle vote against a resolution on bonus payments to outside directors, directors who are audit committee members or directors who are audit and supervisory committee members, or statutory auditors.

NOMURA ASSET MANAGEMENT	10

high in view of past achievements and the current financial conditions of the company, or as compared with other competitors. In principle, we vote for stock remuneration plans when the terms and conditions of the plan, such as eligibility and scale, are properly set forth for the purpose of incentivizing executives.

However, we vote against such plans when the terms and conditions of the plan, including eligibility and scale, are deemed to be improper.

We will determine whether to vote for or against resolutions on the granting of stock remuneration to the company’s employees or outside parties by applying mutatis mutandis the rules on stock remuneration plans for executives mentioned above. We will require sufficient explanation on stocks offered to outside parties in light of whether it leads to the enhancement of shareholder value.

(4) We will in principle vote against resolutions on offering company stocks (including stock options) as remuneration, in the following cases:

① The cumulative share dilution ratio to the total number of issued shares will exceed 10%; If the calculation period of the cumulative share dilution ratio is unknown, it is assumed to be 10 years:

② If the period until a person who receives company stocks is no longer restricted to sell them (in the case of stock options, the period from the granting of stock options until the person who are granted them is no longer restricted to sell stocks that have been acquired by exercising the stock options) is less than two years; and

③ If the persons eligible for receiving company stocks include the following persons:

(i) If the board of directors is a monitoring board and such remuneration is not subject to performance achievement conditions, statutory auditors or any external parties who are found to be inappropriate to receive the stock incentive. However, even if company stocks are offered to external parties, we will vote for the resolution, if explanation is provided in an appropriate manner and it is found that the offering of company stocks as remuneration to the external parties contributes to the improvement of shareholder value; and

(ii) In cases other than those referred to above, outside directors, directors who are audit committee members or directors who are audit and supervisory committee members, statutory auditors, or any external parties who are found to be inappropriate to receive the stock incentive. However, even if company stocks are offered to external parties, we will vote for the resolution, if explanation is provided in an appropriate manner and it is found that the offering of company stocks as remuneration to the external parties contributes to the improvement of shareholder value.

(5) In cases other than those referred to above, we will consider an increase of executive remuneration after giving comprehensive consideration to the reason for the change in executive remuneration, and the appropriateness of the amount of such executive remuneration, etc. We will in principle vote against the resolution, if the offering of company stocks as remuneration will give an excessive profit to specific eligible persons, or if the offering of company stocks is inappropriate or inequitable to a significant degree.

NOMURA ASSET MANAGEMENT	11

(5) Retirement Bonus for Directors and Auditors	5. Retirement Bonus for Directors and Auditors
We will vote against resolutions on retirement bonuses for retiring executives when the company is found to have engaged in any activity that is materially harmful to shareholder value, or when there is a significant decline in business performance or share price, or when the amount of the retirement bonus payment is found to be unreasonably large considering past achievements and the current financial conditions of the company, or as compared with other competitors.	(1) If the amount is found to be unreasonably large taking into consideration the past business performance or the current financial conditions or in comparison with other companies in the same industry, etc., we will in principle vote against the resolution. Furthermore, if effective governance on remuneration is not established or if outside directors do not account for a majority of directors, we will in principle vote against the resolution.
(2) We will in principle vote against the payment of a retirement bonus to an executive who has been involved in any activity that is materially harmful to shareholder value or who is found to be responsible for serious misconduct.
(3) If the ROE is below 5% for the most recent 3 consecutive fiscal years and there is a deficit, or if the total of the current net profits during the most recent 3 fiscal years is a negative figure, we will in principle vote against the resolution.
(4) We will in principle vote against resolutions on payment to an outside director or a director of an audit committee member of companies that have a board with an audit committee structure or statutory auditors.
(6) Allocation of Dividends and Profits	6. Allocation of Dividends and Profits

In deciding on distributions to its shareholders, the company should ensure that such distributions are consistent with its long-term investment plan and capital policies. In principle, it is desirable that excess funds are distributed to shareholders.

While considering whether the company’s allocation of dividends and profits is consistent with its long-term investment plan and capital policies, we shall vote against allocation policies that are deemed to be significantly inadequate and harmful to shareholder value.

(1) We will in principle vote against a resolution on the appropriation of surpluses, if it is proposed by a cash-rich company whose ROE during the most recent fiscal year is below 10% unless its shareholder’s return ratio is 50% or more. However, this provision does not apply to any company which has not been listed for 5 years as of the last day of the most recent fiscal year and where how surplus funds are used is clearly defined.

(Note) Shareholders’ return ratio = (Dividends + Share repurchase) / Current net profit
(2) We will vote against resolutions on dividend policy or the appropriation of surpluses which are found to be harmful to shareholder value.

NOMURA ASSET MANAGEMENT	12

(3) We will vote against resolutions on the appropriation of surpluses, in any other cases where it is found that shareholders’ returns are insufficient to a significant degree.
(7) Acquisition of the Company’s Own Stock	7. Acquisition of the Company’s Own Stock
While we view the acquisition of the company’s own stock positively as a means to enhance shareholder value, we would oppose such a resolution when it is deemed to be inappropriate for the sake of the company’s capital structure.	We will in principle vote for resolutions on the acquisition of the company’s own stock.
(8) Change in Number of Authorized Shares	8. Change in Number of Authorized Shares
When said purposes are inappropriate, We will in principle vote against a company’s proposed increase in the number of authorized shares.

When said purposes are inappropriate, such as in the case of a company that has introduced anti-takeover measures, we will in principle vote against a company’s proposed increase in the number of authorized shares.

(9) Issuance of Preferred and Other Classes of Shares	9. Issuance of Preferred and Other Classes of Shares
We will in principle vote for resolutions if the purpose is deemed to be clear and appropriate, and the issuance of such shares is deemed not to harm the interests of general shareholders in consideration of appropriate application requirements, the fairness of voting rights, beneficiaries and other relevant matters. Otherwise, we would oppose the resolution in principle.

We will in principle vote for resolutions if the purpose is deemed to be clear and appropriate, and the issuance of such shares is deemed not to harm the interests of general shareholders in consideration of appropriateness of application requirements, the fairness of voting rights, beneficiaries and other relevant matters. Otherwise, we would oppose the resolution in principle.

(10) Corporate Restructuring and Capital Policy (Mergers, Acquisitions, Sale/Transfer of Business, Corporate Separation, Capital Increase, etc.)	10. Corporate Restructuring and Capital Policy (Mergers, Acquisitions, Sale/Transfer of Business, Corporate Separation, Capital Increase, etc.)
We will vote for proposed corporate restructuring and capital policies, if they are deemed appropriate after considering the contents of the respective resolutions, financial conditions (including premiums), effects on shareholder value, basis and rationality of management judgment, fair disclosure, etc., from an overall perspective. Otherwise, we would oppose the resolutions. When general shareholders receive a consideration, whether in the form of shares, money or otherwise, in relation to corporate restructuring or capital policy, we would emphasize the appropriateness of the consideration when forming a judgment on whether to vote for or against the resolutions.

We will vote for proposed corporate restructuring and capital policy, if they are deemed appropriate in consideration of the contents of respective resolutions, the possibility of conflict of interest with minority shareholders, measures to protect the interest of minority shareholders, effects on shareholder value, basis and rationality of management judgment, financial condition (including premiums), fair disclosure, etc., from an overall perspective.

In particular, we will in principle vote against a resolution that falls under favorable issuance of shares (excluding resolutions falling under “4. Executive Remuneration

(4)” above) unless an effect to enhance shareholder value is clearly indicated. However, we will in principle vote for a resolution for a third-party allotment

NOMURA ASSET MANAGEMENT	13

whose purpose is to use dividend from the allotted shares to fund activities that contribute to the resolution of ESG issues if all of the following conditions are met:

① The dilution ratio of voting rights is less than 1%;

② No voting rights will be exercised on the allotted shares;

③ The company has not introduced an anti-takeover measure; and

④ The company does not hold strategically held stocks that fall under “1. Election of Directors (5)①” above.

(11) Anti-Takeover Measures	11. Anti-Takeover Measures
We individually analyze anti-takeover measures. We would oppose such resolutions unless shareholder value is protected.	We will in principle vote against a resolution that is found to set an anti-takeover measure.
(12) Amendment of Articles	12. Amendment of Articles
We will determine whether to vote for or against resolutions on amendments to the articles of incorporation on a case by case basis from the perspective of the long-term enhancement of shareholder value or the protection of shareholder value from impairment. We will vote for (against) such resolutions if we find them appropriate (inappropriate) from these perspectives.	(1) In the case of a resolution under which the articles of incorporation are to be changed in order to authorize the board of directors to carry out a discretionary distribution of surplus, we will in principle vote for the resolution, if the company’s appropriation of surpluses is appropriate, a distribution of surplus by a resolution of the shareholders’ meeting is not precluded, and the number of outside directors is not fewer than the minimum level prescribed in “1. Election of Directors (7)”. As used in these Proxy Voting Standards, the appropriateness of the appropriation of surpluses will be determined in accordance with the standards stipulated in “6. Allocation of Dividends and Profits.”
(2) In the case of a resolution under which an anti-takeover measure is to be prescribed in the articles of incorporation, if we should vote against the introduction of the anti-takeover measure in accordance with the standards set out in “11. Anti-Takeover Measures” above, we will in principle vote against the resolution.
(3) In the case of a resolution to change the articles of incorporation in order to authorize the board of directors to add a record date for voting rights by its decision, we will vote for the resolution if the purpose of the change is clearly explained and is found to be reasonable.

NOMURA ASSET MANAGEMENT	14

(4) In the case of a resolution to change the articles of incorporation in order to increase the total number of authorized shares, we will consider whether to vote for the resolution in accordance with the standards set out in “8. Change in Number of Authorized Shares” above.
(5) In the case of a resolution to change the articles of incorporation in relation to classes of shares, we will consider whether to vote for the resolution in accordance with the standards set out in “9. Issuance of Preferred and Other Classes of Shares” above.
(6) If a change in the governing body structure of the company is proposed, we will in principle respect the opinion of the board of directors; provided, however, that we will vote against any such change that will not contribute to the improvement of corporate governance.

(7) Regarding the following amendments to the articles of incorporation, we will in principle vote against the resolution from the perspective of governance reform:

① To make the requirements for the dismissal of directors stricter

② To make the requirements for a resolution on organizational restructuring stricter or to establish additional requirements for a resolution on organizational restructuring

③ To relax quorum requirements of the shareholders’ meeting

④ To reduce or exempt the responsibilities of an accounting auditor

⑤ To set the maximum number of directors at 20 or above

⑥ To set a substantial limit on the number of outside directors or highly-independent outside directors

(8) Regarding the following amendments to the articles of incorporation, we will in principle vote for the resolution from the perspective of governance reform:

① To formulate the basic policy for initiatives concerning ESG issues or to disclose risks and business opportunities concerning ESG issues

② To enhance the diversity of the board of directors

NOMURA ASSET MANAGEMENT	15

③ To propose the “separation between the chair of the board of directors and the chief executive officer (CEO)”

④ To proceed with the abolition of advisory positions such as “Sodanyaku” or “Komon” or any other similar position to be assumed by a person who is not a director

⑤ To determine that the director’s term of office is one year in a company with a board of auditors

⑥ To establish a voluntary nominating/remuneration committee in a company with a board of auditors or a company with an audit and supervisory committee

⑦ To make a company that has a listed subsidiary engage in initiatives to ensure the effectiveness of the governance system of such listed subsidiary

⑧ To enable the convocation of a virtual-only shareholders’ meeting.

(13) Shareholder Resolution	13. Shareholder Resolution
We will determine whether to vote for or against shareholder resolutions on a case by case basis from the perspective of long-term enhancement of shareholder value or the protection of shareholder value from impairment. We will vote for (against) such resolutions if we find them appropriate (inappropriate) from these perspectives.

(1) We will individually consider a shareholders’ resolution, from the perspective of improving shareholder value on a long-term basis or preventing any deterioration in shareholder value. We will in principal vote against a resolution in which a potential conflict of interest exists between the company or a shareholder and the proposer, a resolution which is found to restrict the latitude of company management, or a resolution in which it is found that the proposer does not provide sufficient explanation about the effect to enhance shareholder value. At the time of the consideration, we will also take into account the opinion of the board of directors.

It is desirable that the shareholder proposing a resolution and the board of directors provide general shareholders with easily comprehensible and thorough explanations from their own standpoint through the perspective of shareholder value to enable them to make judgments based on proper understanding of the contents of the proposal.

(2) If a shareholders’ resolution falls under one of the following items, we will in principle vote against the resolution.

① The resolution is not made from the perspective of shareholder value, and the purpose of the resolution is to make a social or political statement.

NOMURA ASSET MANAGEMENT	16

② A resolution on amendments to the articles of incorporation, when the amendments include any content related to individual and specific business execution.

③ The contents of the resolution are ambiguous and lacking concrete information, and the resolution does not satisfy the requirements for a resolution.

Therefore, on the part of a shareholder proposing a resolution, it is desirable that he/she submits a proposal with clear and specific contents which satisfy the requirements for a resolution.

On the part of the board of directors, if the contents of the resolution are ambiguous and lack concrete information and the resolution does not satisfy the requirements for a resolution, it is desirable that the board clearly indicates such facts in the reference document for the shareholders’ meeting.

(3) We will in principle vote for a shareholder resolution on amendments to the articles of incorporation which fall under any of the following items, but do not correspond to any items in the existing articles of incorporation and do not fall under (2)① or ③. A resolution requesting amendments:

① to formulate the basic policy for initiatives concerning ESG issues and to require information disclosure on governance, strategy, risk management, metrics & targets concerning the climate change issue;

② to disclose important information concerning a resolution for the election of directors and auditors;

③ to seek the number of outside directors that is not fewer than the minimum level prescribed in “1. Election of Directors (7)”;

④ to seek an outside director to serve as the chair of the board of directors;

⑤ to prohibit or remove the chief executive officer from serving as the chair of the board of directors;

⑥ to elect one or more female directors;

⑦ to abolish the position of “Sodanyaku” or “Komon” to be assumed by a person who is not a director;

⑧ to disclose remuneration for an individual director or auditor or an individual who is not a director, but holds the position of “Komon” or “Sodanyaku” or any

NOMURA ASSET MANAGEMENT	17

(14) Other

other similar position;

⑨ to established guidelines on shareholdings by directors

⑩ to abolish the provisions of the articles of incorporation which prohibit the payment of dividends by resolution of the shareholders’ meeting (if the company’s appropriation of surpluses for the most recent fiscal year is inappropriate or if the number of outside directors is fewer than the minimum level prescribed in “1. Election of Directors (7)”), or to abolish the provisions of the articles of incorporation which authorize the board of directors to make a decision on the payment of dividends;

⑪ to sell stocks held by the company that are deemed to be problematic in light of the improvement of corporate value and sustainable growth;

⑫ to formulate or disclose the basic policy on the exercise of voting rights related to strategically held stocks, and to disclose the results of the exercise of voting rights;

⑬ to determine that the director’s term of office is one year in a company with a board of auditors;

⑭ to establish a voluntary nominating/remuneration committee in a company with a board of auditors or a company with an audit and supervisory committee;

⑮ to make a company that has a listed subsidiary engage in initiatives to ensure the effectiveness of the governance system of such listed subsidiary; or

⑯ to enable the convocation of a virtual-only shareholders’ meeting.

(4) In the case of a shareholders’ resolution requesting the election of directors, we will consider the resolution in comparison with the company resolution, in accordance with the standards set out in “1. Election of Directors” above by taking into account the corporate governance status and the reason for the proposal.

(5) In the case of a shareholders’ resolution concerning the appropriation of surplus, we will consider the resolution in comparison with the company resolution, in accordance with the standards set out in “6. Allocation of Dividends and Profits” by taking into account the reason for the proposal, the effect on share price formation and corporate governance status.

14. Other

NOMURA ASSET MANAGEMENT	18

We will determine whether to vote for or against resolutions on any other issues on a case by case basis from the perspective of the long-term enhancement of shareholder value or the protection of shareholder value from impairment. We will vote for (against) such resolutions if we find them appropriate (inappropriate) from these perspectives.

Any campaigns initiated by shareholders other than the Company to recommend that other shareholders vote against company proposals shall be evaluated in accordance with the standards for company proposals and shareholder proposals set forth above. It is desirable that necessary information is disclosed at least 1 month prior to the day of the shareholders’ meeting.

We will vote for any other resolution that is found to be appropriate from the perspective of improving shareholder value on a long-term basis or preventing any deterioration of shareholder value; and we will vote against any other resolution that is found to be inappropriate from the same perspective.

15. Waiver of Rights
4. Conflict-of-Interest Management Policy	In principle, we will not waive the rights in the shareholders’ meeting where we possess voting rights. However, the voting rights may be waived if the waiver is found to be appropriate.

We conduct business in good faith and consider the fair treatment of our clients, and we appropriately manage conflicts of interest based on our “Conflict-of-Interest Management Policy.”

To manage the risk of a conflict of interest arising, we conduct our business in an appropriate manner by giving first priority to the clients’ interests.

With regard to proxy voting, the Responsible Investment Committee which consists of members who are independent of the investment division, is in charge of policy-makings and final proxy voting decisions. In cases where we exercise proxy voting rights for securities issued by Group Companies and subsidiaries or affiliates of Nomura Holdings Inc., and/or concerning the Group Companies’ interests, after making such facts clear, we refer to opinions from multiple proxy advisors and make decisions at the Responsible Investment Committee to protect the clients’ interests. The Responsible Investment Council validates whether such decisions are adequate and if necessary may make a recommendation to the Responsible Investment Committee. When receiving the recommendation, the Responsible Investment Committee reviews the related proxy voting decision again and makes the final decision.

5.Other

NOMURA ASSET MANAGEMENT	19

We may be unable to vote or may decide to abstain from voting in certain circumstances. The following list, although not exhaustive, highlights some potential instances in which a proxy may not be voted:

(1) Securities Lending

When securities are offered for loan as of the record date of exercising a proxy vote, they need to be collected before exercising the vote. We may not exercise a proxy vote after considering the practical implications of such an exercise and the cost incurred for collecting such securities.

(2) Share Blocking

Some countries and regions require shareholders to deposit their shares with a designated depository during a specific period shortly before a shareholders’ meeting as a condition for exercising a proxy vote. Shares cannot be sold during this blocking period. In such a case, we may not exercise the proxy vote due to practical considerations and the potential for opportunity loss.

(3) Re-registration

In some countries and regions, re-registration of shares is required to exercise a proxy vote. We may choose not to exercise a proxy vote in consideration of the fact that the shares cannot be sold during the re-registration period.

(4) Other

For example, when we are unable to obtain adequate information, e.g. if the period between receipt of the resolutions and the exercise of voting is insufficient. Also, if the cost of voting the proxy outweighs the possible benefit to the client, we may also choose not to exercise the proxy vote.

NOMURA ASSET MANAGEMENT	20

[Appendix]

Appropriate management practices of Investee Companies

NOMURA ASSET MANAGEMENT (“we” hereafter) stipulates the appropriate management practices of investee companies in order for investee companies to enhance corporate value and achieve sustainable growth, which is a driver of investment performance, and actively encourages investees through stewardship-related activities.

1.	Proper Efforts on Environmental and Social Issues

We believe that making proper efforts on global environmental and social issues from the perspectives of risk management and the pursuit of business opportunities will lead to increase in corporate value and sustainable growth. We also see such efforts as a prerequisite for a company to be accepted as a member of the society. Examples of issues that we consider are particularly important and efforts on them that investee companies need to make are as follows:

(1)	Basic policy: Establishment of a basic policy regarding the company’s efforts on ESG issues and establishment of a system to promote and supervise the efforts;
(2)	Key issues (materiality): Identification of key issues by the management, verification of business portfolio and promotion of technological innovation to respond to key issues, responses to and disclosure of risks that are identified as key issues (e.g., product liability, etc., as well as those listed in (3) through (8)), disclosure of business opportunities that are identified as key issues;
(3)	Climate change: Information disclosure on governance, strategy, risk management, metrics & targets concerning the climate change issue, setting of a net zero target for medium- to long-term greenhouse gas (GHG) emissions (including approval of or commitment to science based targets (SBTs)), measurement of avoided emissions and absorption of GHG as climate change opportunities, and introduction of internal carbon pricing;
(4)	Natural capital: Setting of policies and targets to respond to risks and opportunities associated with biodiversity, water resources, and circular economy toward the realization of nature positive business practices and information disclosure in line with the recommendations of the Task Force on Nature-related Financial Disclosures (TNFD);
(5)	Human rights: Development of a policy on human rights at investee companies that is consistent with international norms, human rights due diligence or audits including supply chain, corrective action and relief mechanism, and disclosure of due diligence results;
(6)	Human capital with diverse values: Formulation of a human capital strategy that is linked to management strategies, setting a medium- to long-term target for the percentage of women among board members, senior executives, or managers, developing a personnel system to enhance diversity, equity, inclusion, and the sense of belonging (including measures to prevent employees from leaving employment due to a life event, provision of fair opportunities, employee engagement survey including the disclosure of survey results and improvement measures, etc.), and creation of a corporate culture that embraces diversity and inclusion;
(7)	Well-being society: Formulation and disclosure of strategies (including innovation driven by digital technologies) that incorporate contribution to the resolution of social issues, such as access to medicine, health and nutrition, antimicrobial resistance, animal welfare, and regional revitalization, as business opportunities, and measurement and disclosure of impact toward the resolution of social issues;
(8)	Risk management in digital society: Establishment of a cybersecurity management system (e.g. appointment of an officer in charge of cybersecurity, development and assignment of dedicated employees, and development of processes to respond to any incidents), as well as ethical and safe design, development, implementation, and use of artificial intelligence (AI) throughout its life cycle; and
(9)	Cooperation with stakeholders, such as participation in initiatives that are related to the issues listed above.

2.	Value Creation through Capital Efficiency

We believe that in order for investee companies to enhance corporate value and achieve sustainable growth, it is necessary for investees to create value that exceeds the cost of capital over the medium to long term by utilizing capital efficiently under proper risk management and constructing a business portfolio that has a high growth potential and is efficient. To this end, we consider that the following efforts are particularly important:

NOMURA ASSET MANAGEMENT	21

(1)	To formulate a growth strategy and an investment plan to create value that exceeds the cost of capital and to conduct proper progress management; To determine the cost of capital in due consideration of opinions of investors obtained through dialogue with them as well as stock price levels and changes thereof;
(2)	To verify the business portfolio against the growth strategy and replace businesses in the portfolio as necessary;
(3)	To sell assets that do not contribute to the creation of value that exceeds the cost of capital and, in particular, to reduce cross-shareholdings;
(4)	To implement group governance to enable the optimal allocation of management resources, etc.; If there is a listed company within the group, to regularly verify the reasonableness of maintaining a listed company within the group; to properly manage the conflict of interest with general shareholders; and to support the listed company’s efforts to strengthen corporate governance;
(5)	To properly manage the risks associated with businesses, etc.;
(6)	To implement a capital structure and shareholder returns that reflect (1) through (5) above; and
(7)	To properly disclose information about (1) through (6) above.

3.	Adequate Performance of Corporate Governance Function

We believe that it is necessary for a company to have sufficiently functioning corporate governance as a prerequisite for value creation through the efficient utilization of capital and proper efforts on environmental and social issues. We postulate the appropriate corporate governance to realize this as follows:

(1)	The board consists of an adequate number of qualified and diverse members who have the ability and experience, including those in the areas of management, finance, and ESG, for supervising the execution of management and any conflict of interest with the management, controlling shareholder, or any other parties on behalf of shareholders and functions effectively.
(2)	The audit committee, audit and supervisory committee or the board of auditors consists of qualified members who are capable of auditing directors’ operations on behalf of shareholders and functions effectively.

(3) Committees relating to nomination and compensation have been established, each of which consists of qualified and independent members and adequately fulfills the necessary roles and responsibilities in (4) and (5) below.

(4)	Standards and processes to determine whether the replacement of senior executives is required have been established, and a succession plan in case of such replacement has been formulated.
(5)	Compensation of senior executives is appropriate as their incentive and commitment for value creation through the efficient utilization of capital and proper efforts on environmental and social issues.
(6)	The board of directors makes appropriate judgment from the perspective of the best interest of minority shareholders on any transaction involving a conflict of interest or a fight for control of the company. In our view, as anti-takeover measures limit the rights of shareholders to buy and sell shares freely, they are unnecessary unless there is a risk that such a transaction or fight will significantly impair corporate value and common interest of shareholders.
(7)	The board of directors monitors environmental and social issues and business and other risks and oversees initiatives by senior executives, and corporate governance systems are in place to ensure sufficient internal control in terms of compliance and internal auditing
(8)	Business operations comply with laws and regulations, market rules, etc., and requirements of the Corporate Governance Code, etc., are properly addressed.

4.	Adequate information disclosure and a dialogue with investors

We believe that it is important for companies to fulfill their accountability for the matters stated in 1. through 3. To this end, we consider that the following efforts are particularly important:

(1)	To disclose information appropriately on a timely basis in compliance with relevant standards, etc., based on developments in national regulators and international initiatives and to obtain third party audits or assurances as much as possible particularly for quantitative information;
(2)	To actively hold dialogue with each investor in order to appropriately reflect investors’ opinions in corporate management; and
(3)	If a company is found to have engaged in any activity that is materially harmful to corporate value, it is important for the company to provide sufficient disclosure and explanations on investigations of cause, clarification of where responsibility lies, and the formulation and dissemination of effective recurrence countermeasures.
NOMURA ASSET MANAGEMENT	22

NOMURA ASSET MANAGEMENT | Investment Risks and Costs

NOMURA ASSET MANAGEMENT	23